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Exhibit 10.18


                             SUBSCRIPTION AGREEMENT
                             ----------------------

         The purpose of this Subscription Agreement is to set forth the terms and conditions whereby a Pennsylvania general partnership consisting of Randy Ayoob, Maury B. Reiter, Alan Rihm and Michael Solomon ("Associates") will make an investment in Nocopi, Inc. ("Nocopi"). It is the parties' intention to be legally bound by the terms hereof upon its execution by Associates and Nocopi. Specifically, the parties, intending to be legally bound, agree as follows:

         1. Associates will acquire three million three hundred thousand three hundred thirty-three (3,333,333) shares of the fully paid non-assessable common stock of Nocopi (par value $.01) at $.06 per share, for a total investment of $200,000.00 (the initial shares and any after acquired shares are referred to as the "Shares"). Upon issuance of the initial Shares, the total outstanding shares of common stock will be 45,972,241, with an additional 29,027,759 remaining authorized but unissued shares.

         2. Associates will invest the sum of Two Hundred Thousand Dollars ($200,000.00) in Nocopi in consideration of issuance of the initial Shares. The investment will be utilized for working capital and other normal course of business expenses. The proceeds shall not be directly used to retire, in whole or in part, nor pay interest on, any existing indebtedness of Nocopi to Michael Feinstein or Ross Campbell and Kathleen E. Patrick for advances made by such persons prior to the date hereof. In addition, Nocopi shall not pay its executives compensation beyond the level of compensation being paid as of October 1, 2002, until such time as Nocopi has attained breakeven after allowing for the additional executive compensation.

         3. Associates will also have the right to acquire up to forty million (40,000,000) additional Shares of the common capital stock in Nocopi (the "Future Shares"). Inasmuch Nocopi has insufficient shares authorized to allow the issuance of the Future Shares, Nocopi shall obtain the approval of the current members of the Board of Directors to authorize additional shares. Further, Nocopi will use its best efforts to obtain shareholder approval for the authorization of the additional shares as soon as practicable. The Future Shares will be subject to acquisition by Associates based on the following schedule and pricing:


 Exercise Date              No. of Future Shares              Price
 -------------              --------------------              -----
 On or before :
 12/31/03                   10,000,000                        $.10 per share

 12/31/04                   10,000,000                        $.15 per share

 12/31/05                   10,000,000                        $.20 per share

 12/31/06                   10,000,000                        $.25 per share



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         4. In the event Associates does not exercise the right to purchase any installment of the Future Shares in accordance with the timeframes set forth above, Associates will have the right to roll-over twenty-five percent (25%) of the Future Shares to the next period and to continue rolling over twenty-five percent (25%) of the then-available unexercised Future Shares at the end of any period to the subsequent period at the price prescribed for said subsequent period. By way of illustration, if on or before 12/31/03 Associates only acquires 6,000,000 of Future Shares for $.10 per share, Associates can rollover 2,500,000 of the remaining 4,000,000 Future Share rights to the following periods (the other 1,500,000 Future Share rights are thereafter no longer available to Associates). Therefore, Associates can acquire 12,500,000 of Future Shares in the next period for $.15 per share, or rollover 3,125,000 (i.e., 25%) to subsequent periods.

         5. In addition, Associates shall have the right to accelerate the purchase of any of the Future Shares at any time provided that the purchase price for said Future Shares shall be at the stated price set forth above. Thus, by way of illustration, if on 12/31/05 Associates wanted to purchase the full 20,000,000 of remaining Future Shares (assuming there were then no rollover rights), the purchase price would be $.20 for 10,000,000 of the Future Shares, and $.25 for the other 10,000,000 of Future Shares.

         6. Until 12/31/06, and for so long as Associates shall not have sold or transferred any of the securities hereby subscribed for, it shall have the right to designate a person for nomination and election to Nocopi's board of directors. During such period, Nocopi's board (1) shall nominate the designated person and support such person's election in any vote of its stockholders for the board of directors, and (2) shall not take any action to increase the size of its board of directors without the consent of Associates.

         7. Alan Rihm shall be retained on a regular but half-time basis for a period of six (6) months from the date immediately following the investment by Associates hereunder to consult with the Company and assist in sales and marketing. In consideration, Alan Rihm shall be paid Six Thousand Dollars ($6,000.00) per month during this consulting engagement. The foregoing notwithstanding, Rihm (but not Nocopi)shall have the right at any time after the initial three (3) months to terminate the consulting engagement upon at least 10 days' written notice to Nocopi. The parties may mutually agree to extend the engagement. In addition, Nocopi recognizes that the other members of Associates are available for periodic consultations regarding the management and operations of Nocopi, as may be agreed between them.

         8. Associates' rights with respect to the Future Shares under Sections 3, 4 and 5 above shall be subject to, in addition to the shareholder approval referred to in Section 3, the parties' negotiation of, and agreement on, the terms and conditions of customary common stock purchase warrants, which warrants shall contain standard anti-dilution adjustments for the number of Future Shares.

         9. The parties agree that Associates will make the total investment within one (1) week of receipt by Associates of a fully signed copy of this Agreement. Upon such investment, Nocopi shall issue Associates the initial Shares, along with a copy of its resolutions confirming the authorization of Nocopi to enter into this Agreement.

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         10. Associates represents and warrants that (a) each of its members is an accredited investor and has such knowledge of securities and investments, including access to all public information concerning Nocopi, as to be able, with assistance, to evaluate the risks and merits of making the investment contemplated hereby, and (b) it is purchasing the securities for its own account and has no present agreement, arrangement or understanding to sell the securities to another person.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the 22nd day of November, 2002.


                                               NOCOPI, INC.


                                               By:/s/ Michael Feinstein, M.D.
                                               ---------------------------------
                                               Title: Chairman

                                               ASSOCIATES

                                               /s/ Randy Ayoob
                                               ---------------------------------
                                               Randy Ayoob


                                               /s/ Maury B. Reiter
                                               ---------------------------------
                                               Maury B. Reiter


                                               /s/ Alan Rihm
                                               ---------------------------------
                                               Alan Rihm


                                               /s/ Michael Solomon
                                               ---------------------------------
                                               Michael Solomon